Exhibit 5.1

August 31, 2012

Provident New York Bancorp

400 Rella Boulevard

Montebello, NY 10901

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 3,044,727 shares (the “Shares”) of Provident New York Bancorp (the “Company”) common stock, par value $0.01 per share (the “Common Stock”) that may be issued or sold pursuant to the Provident New York Bancorp 2012 Stock Incentive Plan (the “Plan”).

In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, the Company’s Certificate of Incorporation, its Amended and Restated Bylaws, and resolutions of its Board of Directors, as well as made such investigation of matters of fact and law and examined such other documents as we have deemed necessary for rendering the opinions hereinafter expressed.

In connection with this opinion, we have examined and relied upon copies of the Registration Statement and such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information contained in the records, documents, instruments and certificates we have examined.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

On the basis of the foregoing, and in reliance thereon, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above and that there are sufficient authorized but unissued or treasury shares of Common Stock available at the time of issuance or sale, we are of the opinion that the 3,044,727 shares of Common Stock subject to the Plan have been duly authorized by the Company and that when issued or sold upon the exercise of options or stock appreciation rights in accordance with their terms and the terms of the Plan or upon the award of restricted stock, performance shares or stock-based awards in accordance with their terms and the terms of the Plan and for legal consideration of not less than $0.01 per share, will be validly issued, and upon receipt of full consideration therefor, will be fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act. or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Arnold & Porter LLP

Arnold & Porter LLP

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